Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President &
Chief Financial Officer
T: (561) 682-7561
E: James.Lauter@hlss.com

Home Loan Servicing Solutions Announces

Closing of Follow-on Equity Offering

GEORGE TOWN, Grand Cayman, December 24, 2012 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. (Nasdaq: HLSS) announced today the closing of its previously announced underwritten public offering of ordinary shares. The Company sold a total of 25,300,000 newly issued ordinary shares at a price to the public of $19.00 per share. The Company received net proceeds of approximately $462 million from the offering after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering to purchase the right to receive servicing and other related fees, associated servicing advances and other related assets from Ocwen Loan Servicing, LLC, and to the extent there are any remaining proceeds, for general corporate purposes.

Wells Fargo Securities, LLC, Barclays Capital Inc., BofA Merrill Lynch and Citigroup Global Markets Inc. acted as the joint book-running managers for the offering.

The ordinary shares were offered pursuant to an effective registration statement (including a prospectus) that the Company previously filed with the Securities and Exchange Commission. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Copies of the final prospectus may also be obtained from Wells Fargo Securities, LLC, via telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com, or standard mail at Wells Fargo Securities, 375 Park Avenue, 4th Floor, New York, NY 10152, Attn: Equity Syndicate; from Barclays Capital Inc., via telephone: (888) 603-5847, email: Barclaysprospectus@broadridge.com, or standard mail at Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; from BofA Merrill Lynch, via email to dg.prospectus_requests@baml.com or standard mail at Attn: Prospectus Department, 222 Broadway, New York, NY 10038; or from Citigroup Global Markets Inc., via telephone: (877) 858-5407, email: batprospectusdept@citi.com, or standard mail at Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.